EXHIBIT 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), executed this 5 day of December  2001 to be effective as of January 1, 2002, is between GlobalSCAPE, Inc., a Delaware corporation (the “Employer”), and Sandra Poole-Christal (“Employee”).

R E C I T A L S:

A.                                   The Employer and Employee entered into an Executive Employment Agreement dated effective January 1, 1998 for a period of three years.

B.                                     The Employer decided not to renew the Executive Employment Agreement, and has given notice to Employee that the Executive Employment Agreement will not renew and will therefore terminate effective December 31, 2001.

C.                                     The Employer and Employee have agreed to enter into a new employment agreement for a one-year term on the terms and conditions herein provided.

D.                                    The Employer considers the maintenance of a sound management team, including Employee, essential to protecting and enhancing its best interests and those of its stockholders.

E.                                      Employee will be an officer of the Employer and Employee will be a member of Employer’s management team.

NOW, THEREFORE, in consideration of Employee’s future employment with Employer and other good and valuable consideration, the parties agree as follows:

Section 1.              Employment.  The Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions stated in this Agreement.

Section 2.              Duties.  Employee shall be employed as President and Chief Operating Officer of the Employer, or such other positions with Employer to which she may be appointed by Chief Executive Officer (the “CEO”) or the Board of Directors of the Employer (the “Board”).  Employer may require Employee from time to time to provide assistance or services to, or act as an officer or director of  Employer’s subsidiaries or other affiliates. Employee shall perform such services and, if elected as a director or officer of any such company, shall hold such office (and discharge its duties) without additional compensation other than the compensation set forth in this Agreement.  Employee agrees to devote her full work time and best efforts to the performance of the duties as an Employee of Employer and to the performance of such other duties as assigned her from time to time by the Chief Executive Officer or the Board.

Section 3.              Term.  The initial term of employment of Employee hereunder shall continue for one year, from January 1, 2002 (“Employment Date”) until December 31, 2002, unless earlier terminated pursuant to Section 6 herein.

Section 4.              Compensation and Benefits.  In consideration for the services of Employee hereunder, the Employer shall compensate Employee as follows:

(a)  Weekly Base Salary.  Until the termination of Employee’s employment hereunder, Employer shall pay Employee a base salary at a weekly rate of at least $2403.84 (“Weekly Base Salary”), payable in accordance with the regular payroll practices of the Employer for executives, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and less such other deductions or amounts, if any, as are authorized by Employee.  The Weekly Base Salary may not be decreased at any time during the term of Employee’s employment hereunder.  Any increase in Weekly Base Salary shall be in the sole discretion of Employer.

(b)  Executive Bonus Plan.  Employee shall be eligible to receive from the Employer such management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Employer.

c)  Vacation.  Employee shall be entitled time off in accordance with the Employee’s vacation and absence policy, as it may be modified from time to time during Employee’s employment hereunder, provided that Employee will have no less than three (3) weeks of paid vacation during the term of this Agreement.

(d)  Life Insurance Benefits.  Employer shall pay the premiums allocable to a term life insurance policy in the face amount of $125,000 covering Employee as the named insured, subject to Employee’s passing a standard physical examination in order to permit issuance of the policy at standard (non-rated) premiums and satisfaction of any other standard underwriting requirements.  Employee shall be the owner of such policy and shall have the right to designate the beneficiary of the policy proceeds.  Employee shall be liable for income taxes with respect to premium amounts includable in Employee’s taxable income.

(e)  Group Insurance Benefits.  Employee shall be entitled to participate in the Employer’s group health, life and disability programs as are made available to the Employer’s other executives and officers and the Employee’s participation in such programs shall be at the same rates which are available to the Employer’s other executives and officers.

(f)  Savings Plans.  Employee shall be entitled to participate in Employer’s 401(k) plan, or other retirement or savings plans as are made available to the Employer’s other executives and officers on the same terms which are available to the Employer’s other executives and officers.

Section 5.              Expenses.  The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses.  Employer shall reimburse Employee for all appropriate and reasonable expenses authorized by Employer and incurred by Employee in the performance of her duties hereunder.  Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.

Section 6.              Termination.

(a)           General.  Employee’s employment hereunder shall commence on the Employment Date and continue until the end of the term specified in Section 3, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the following:

(i)            Death or Disability.  Upon the death of Employee during the term of her employment hereunder or, at the option of Employer, in the event of Employee’s Disability, upon 30 days’ notice to Employee.  “Disability” with respect to an Employee shall be deemed to exist if the Employee meets the definition of either “disabled” or “disability” under the terms of the Employer’s long-term disability benefit program (including the definitions for total or partial disability). Any refusal by Employee to submit to a reasonable medical examination to determine whether Employee is so disabled shall be deemed to constitute conclusive evidence of Employee’s disability.

(ii)           For Cause.  For “Cause” immediately upon notice by Employer to Employee.  A termination shall be for “Cause” if:

(1)                                  Employee commits fraud, bribery, embezzlement or other material dishonesty with respect to the business of Employer, or Employer discovers that Employee has committed any such act in the past with respect to a previous employer; or

(2)                                  Employee commits a felony or any criminal act involving moral turpitude or Employer discovers that Employee has committed any such act in the past; or

(3)                                  Employee commits a material breach of any of the covenants, representations, terms or provisions hereof; or

(4)                                  Employee violates any instructions or policies of Employer with respect to the operation of its business or affairs or Employee fails to obey directions delivered to Employee by the Employer’s Chief Executive Officer, Board or Chairman of the Board of Directors; or

(5)                                  Employee commits or omits to perform any act the performance of which or the omission of which constitutes substantial failure of Employee to diligently and effectively perform her duties to Employer or adversely affects or could adversely affect the Employer’s business reputation; or

(6)                                  Employee uses illegal drugs.

(iii)          Without Cause.  Without Cause immediately upon notice by Employer to Employee.

(iv)          By the Employee for Good Cause.  Employee may terminate her employment hereunder for Good Cause upon written notice to Employer setting forth the nature of such Good Cause in reasonable detail.  “Good Cause” shall mean:

(1)                                  the material failure of Employer to provide Employee the Weekly Base Salary and  benefits in accordance with the terms of Section 4 herein;

(2)                                  a change in Employer’s job title as specified in Section 2 herein, provided that Employee terminates her employment within two (2) weeks of such change in job title;

(3)                                  a “Change in Control” as defined in Section 6 below, provided that Employee terminates her employment within the time period described in Section 6 below.

(b)           Severance Pay.

(i)            Termination Upon Death or Disability or For Cause.  Employee shall not be entitled to any severance pay or other compensation upon termination of her employment pursuant to Section 6(a)(i) or (ii) except for her then current Weekly Base Salary accrued but unpaid as of the date of termination, unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination (“Accrued Amounts”), and in the event of termination pursuant to Section 6(a)(i) for Disability, an amount equal to twenty six (26) times the difference between the Weekly Base Salary in effect at the time of termination and the weekly benefit to be paid under the Employer’s long term disability plan.  This amount shall be paid in a lump sum no later than ten (10) business days following the date of Employee’s termination.

(ii)           Employer’s Termination without Cause or Employee’s Termination for Good Cause.  In the event Employee’s employment hereunder is terminated pursuant to Section 6(a)(iii) or (iv) prior to the expiration of the term of this Agreement, Employer shall pay Employee, as consideration for the execution of a separation and release agreement and in lieu of any further compensation payable hereunder other than Accrued Amounts, a cash amount equal to fifty-two (52) times Employee’s then current Weekly Base Salary.  Such separation payment shall be Employee’s sole remedy in connection with such termination.  The Separation payment shall be made as specified above without regard to the number of months remaining in the term of this Agreement, and may be paid, at Employer’s option, either in a lump sum within ten (10) business days of the Employee’s execution of a separation and release agreement, or in bi-weekly installments coincident with Employer’s payroll schedule over a 52 week period beginning with the pay period that first begins following the Employee’s execution of a separation and release agreement.

(c)           Change in Control.  If a “Change in Control” occurs during Employee’s employment under this Agreement, and if Employee’s employment is terminated  “Without Cause” pursuant to Section 6(a)(iii) above prior to the end of a period of twelve (12) months beyond the month in which a “Change in Control of the Employer” occurs, or if Employee voluntarily terminates her employment prior to the end of a period three (3) months beyond the month in which a Change in Control of the Employer occurs, Employee shall receive the amount determined pursuant to Section 6(b)(ii) above.  A “Change in Control” of Employer shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of outstanding securities of Employer representing fifty percent (50%) or more of the combined voting power of the outstanding securities of the Employer, or (ii) during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board, cease for any reason to constitute a majority of the Board (except that any new director who is elected by the Board to fill a vacancy created by the death, resignation or disqualification of a member of the Board shall not be considered a new member of the Board for purposes of this definition), or (iii) the shareholders of Employer approve (A) a merger or consolidation of Employer with any other entity, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of Employer, or (B) a plan of complete liquidation of Employer, or (C) an agreement or agreements for the sale or disposition, in a single transaction or series of related transactions, by the Employer of all or substantially all of the property and assets of Employer.

(d)           Voluntary Termination by Employee.  Except as provided in Section 6(a)(iv), in the event that Employee’s employment with Employer is terminated by Employee, such termination shall be a breach of this Agreement and the Employer shall have no further obligations hereunder from and after the date of such termination.

Section 7.              Inventions; Assignment.

(a)           Inventions Defined.  All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of

Employer, including its affiliates, whether or not able to be patented, copyrighted or reduced to writing, that Employee may discover, invent or originate during the term of her employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer.  Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein.  Employee hereby appoints Employer as her attorney–-in–-fact to execute on her behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

(b)           Covenant to Assign and Cooperate.  Without limiting the generality of the foregoing, Employee shall assign and transfer to Employer the worldwide right, title and interest of Employee in the Inventions.  Employee agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer’s name in such countries as may be determined solely by Employer.  Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer’s exclusive patent rights in the Inventions.

(c)           Successors and Assigns.  Employee’s obligations under this Section 7 shall inure to the benefit of Employer, its affiliates and their respective successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer and its affiliates in the Inventions.

Section 8.              Confidential Information.

(a)           Acknowledgment of Proprietary Interest.  Employee acknowledges the proprietary interest of Employer and its affiliates in all Confidential Information (as defined below).  Employee agrees that all Confidential Information learned by Employee during her employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer.  Employee further acknowledges and agrees that her disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

(b)           Confidential Information Defined.  “Confidential Information” means all trade secrets, copyrightable works, confidential or proprietary information of Employer or its affiliates, including without limitation, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) the identities of clients or customers, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, services, products, purchases or sales of Employer or any of its suppliers and customers, other than information that is publicly available.

(c)           Covenant Not To Divulge Confidential Information.  Employer is entitled to prevent the disclosure of Confidential Information.  As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of her employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer.

(d)           Return of Materials at Termination.  In the event of any termination or cessation of her employment with Employer for any reason, Employee shall promptly deliver to Employer all documents, data and other information derived from or otherwise pertaining to Confidential Information.  Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

Section 9.              Non-Solicitation.

(a)           Solicitation of Employees.  During Employee’s employment with Employer and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, Employee shall not solicit, participate in or promote the solicitation of any person who was employed by Employer or any of its affiliates at the time of Employee’s termination of employment with Employer to leave the employ of Employer or any of its affiliates, or, on behalf of herself or any other person, hire, employ or engage any such person.  Employee further agrees that, during such time, if an employee of Employer or any of its affiliates contacts Employee about prospective employment, Employee will inform such employee that he or she cannot discuss the matter further without the consent of Employer (and the applicable affiliate).

(b)           Solicitation of Clients, Customers, Etc.  During Employee’s employment with Employer and for a period of twelve (12) months after termination of Employee’s employment at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, Employee shall not, directly or indirectly, solicit any person who, at the time of termination of Employee’s employment with Employer, was a client, customer, vendor, consultant or agent of Employer or its affiliates to discontinue business, in whole or in part, with Employer or its affiliates.  Employee further agrees that, during such time, if such a client, customer, vendor, or consultant or agent contacts Employee about discontinuing business with Employer or moving that business elsewhere, Employee will inform such client, customer, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of Employer (and the applicable affiliate).

Section 10.            No-Compete.

(a)           Competition During Employment.  Employee agrees that during the term of her employment with Employer, neither she nor any of her affiliates, will directly or indirectly compete with Employer or its affiliates in any way, and that she will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with, the businesses in which Employer and its affiliates are now engaged or in which Employer or its affiliates become engaged during the term of employment; provided, however, that this Section 10(a) shall not prohibit Employee or any of her affiliates from: (i) purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and her affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer and its affiliates.    Furthermore, Employee agrees that during the term of employment, she will undertake no planning for the organization of any business activity competitive with the work she performs as an employee of Employer and Employee will not combine or conspire with any other employees of Employer and its affiliates for the purpose of the organization of any such competitive business activity.

(b)           Competition Following Employment.  In order to protect Employer against the unauthorized use or the disclosure of any Confidential Information of Employer and its affiliates presently known or hereinafter obtained by Employee during her employment under this Agreement, Employee agrees that for a period of twelve (12) months after the termination or cessation of her employment with Employer at any time and for any reason, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, neither Employee nor any of her affiliates, shall, directly or indirectly, for itself or herself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i)            engage or participate in any business which engages in competition with such businesses being conducted by Employer or any of its affiliates during the term of employment anywhere in any state in the United States or in any foreign country where the Employer or any of its affiliates distributes software or performs services related to the distribution of software, or any other business in which the Employer or any of its affiliates has been actively engaged during the term Employee performed services for the Employer; provided, however, that this provision shall not prohibit Employee or any of her affiliates from purchasing or holding an aggregate equity interest of up to 1%, so long as Employee and her affiliates combined do not purchase or hold an aggregate equity interest of more than 5%, in any business in competition with Employer;

(ii)             assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

Section 11.            General.

(a)           Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

If to Employer, to:

GlobalSCAPE, Inc.
6000 Northwest Parkway, Suite 100
San Antonio, Texas 78249
(210) 690-8824 facsimile

(or the subsequent headquarters of Employer as known to Employee)

If to Employee, to the Employee’s last known address appearing on Employer’s records

(b)           Withholding.  All payments required to be made to Employee by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

(c)           Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by Employee of her obligations under any of Sections 7, 8, 9, and 10 Employer shall suffer immediate, substantial and irreparable injury and shall have no adequate remedy at law.   Accordingly, in event of such breach, Employer shall be entitled, in addition other remedies and without showing actual damages, to specific performance and other appropriate injunctive and equitable relief.

(d)           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)           Waivers.  No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(g)           Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(h)           Interpretation of Agreement.  This Agreement shall be construed according to its fair meaning and not for or against either party.  Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.  The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

(i)            Binding Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer.  The affiliates of Employer shall be considered third party beneficiaries of this Agreement with respect to any services provided by Employee to them and in connection with Employee’s covenants in Sections 7,8,9 and 10 hereof.  The Employer may assign this Agreement; provided that in the event of any such assignment, the Employer shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder.  If Employee dies while any amounts would still be payable to her hereunder, such amounts shall be paid to Employee’s estate.  This Agreement is not otherwise assignable by Employee.

(j)            Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k)           Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

(l)            Arbitration.  Without limiting Employer’s right to seek equitable remedies under Section 11(c) above, Employer and Employee agree that any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration.  Arbitration under this Agreement shall be governed by the Federal Arbitration Act and proceed in San Antonio, Texas in accordance with the rules of the American Arbitration Association (“AAA”).  Arbitration will be conducted before a panel of three neutral arbitrators selected from a AAA list of proposed arbitrators with business law experience.  Either party may take any legal action needed to protect any right pending completion of the arbitration.  The arbitrator will determine whether an issue is arbitrable and will give effect to applicable statutes of limitation.  The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment.  Discovery shall be governed by the Federal Rules of Civil Procedure and the Federal Rules of Evidence.  All information developed by the arbitration or litigation shall be held in confidence subject to such protective orders, as the arbitrator deems useful to ensure complete confidentiality. The decision of the arbitrator shall be final and binding on all parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction over the parties.  All costs of the arbitration proceeding or litigation to enforce the arbitration award shall be paid by the party against whom the arbitrator decides.

(m)          Employee Representations.   Employee represents and certifies to Employer that she:  (i) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (ii) has read this Agreement carefully; (iii) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (iv) understands its provisions; (v) has had the opportunity to consult her attorney; (vi) has determined that it is in her best interest to enter into her Agreement; (vii) has not been influenced to sign this Agreement by any statement or representation by Employer or its counsel not contained in this Agreement; and (viii) enters into this Agreement knowingly and voluntarily.

EXECUTED as of the date and year first above written.

GLOBALSCAPE, INC.

/s/ Tim Nicolaou
Tim Nicolaou
Chief Executive Officer

/s/ Sandra Poole-Christal
Sandra Poole-Christal